Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated October 5, 2023, except for the sixth paragraph of Note 3, as to which the date is September 26, 2024, relating to the financial statements of Estrella Biopharma, Inc. (now known as Estrella Immunopharma, Inc.) appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Costa Mesa, CA

January 16, 2026